                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )
       Filed by the registrant |X|
       Filed by a party other than the registrant |_|
       Check the appropriate box:
       |_| Preliminary proxy statement
       |X| Definitive proxy statement
       |_| Definitive additional materials
       |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        PHILLIPS-VAN HEUSEN CORPORATION
               (Name of Registrant as Specified in Its Charter)
                        PHILLIPS-VAN HEUSEN CORPORATION
                    (Name of Person Filing Proxy Statement)
       Payment of filing fee (Check the appropriate box):

     |X| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     |_| $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                         COMMON STOCK, PAR VALUE $1.00

     (2) Aggregate number of securities to which transaction applies:
                                     N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                                     N/A

     (4) Proposed maximum aggregate value of transaction:
                                     N/A

     |_| Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

- --------------------------------------------------------------------------------
     (2)  Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3)  Filing party:

- --------------------------------------------------------------------------------


     (4)  Date filed:

- --------------------------------------------------------------------------------


- ---------------------
     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                        PHILLIPS-VAN HEUSEN CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     The Annual Meeting of Stockholders of PHILLIPS-VAN HEUSEN CORPORATION (the 'Company'), a Delaware corporation, will be held at the offices of Citibank, N.A., 399 Park Avenue, Twelfth Floor Auditorium, New York, New York, on Tuesday, June 18, 1996, at 10:00 A.M., for the following purposes:

          (1) To consider and act upon a proposal to amend the Company's Certificate of Incorporation to establish one-year terms of office for all members of the Company's Board of Directors in lieu of its current classified system of directors (in which the three classes of directors have staggered terms of office and the directors in each class are elected for terms of three years);

          (2) In the event of the approval of the foregoing proposal to amend the Company's Certificate of Incorporation, to elect twelve directors of the Company to serve for a term of one year, or, in the event of the disapproval of such proposal, to elect four directors of the Company to serve for a term of three years;

          (3) To ratify the appointment of auditors for the Company to serve until the next annual meeting of stockholders; and

          (4) To consider and act upon such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on April 19, 1996 are entitled to vote at the meeting.

     Attendance at the meeting will be limited to holders of record of the Company's Common Stock or their proxies, beneficial owners having evidence of ownership, and guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker as of the record date will suffice as evidence of ownership.

     You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.


                                          By order of the Board of Directors,



                                          PAMELA N. HOOTKIN
                                          Secretary

New York, New York
April 29, 1996

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                        PHILLIPS-VAN HEUSEN CORPORATION

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 18, 1996

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PHILLIPS-VAN HEUSEN CORPORATION (the 'Company') to be used at the Annual Meeting of Stockholders of the Company which will be held at the offices of Citibank, N.A., 399 Park Avenue, Twelfth Floor Auditorium, New York, New York, on Tuesday, June 18, 1996, at 10:00 A.M., and at any adjournments thereof.

     The principal executive offices of the Company are at 1290 Avenue of the Americas, New York, New York 10104. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was April 29, 1996.

     Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker 'non-votes' are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors because directors are elected by a plurality of the votes cast. Broker 'non-votes' will have the same effect as negative votes on the proposal to amend the Company's
Certificate of Incorporation because that proposal requires the approval of 80% of the outstanding shares. Broker 'non-votes' are not counted in the tabulations of the votes cast on other proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Stockholders of record at the close of business on April 19, 1996 will be entitled to one vote for each share of the Company's common stock (the 'Common Stock') then held. There were outstanding on such date 26,987,136 shares of Common Stock. The Common Stock is the only outstanding class of voting stock of the Company.

     The rights to purchase shares of the Company's Series A Cumulative Participating Preferred Stock, which automatically trade with the Common Stock,

do not vote. Such rights become exercisable, unless they theretofore have been redeemed or have expired, 10 days after a person or affiliated or associated group acquires 20% or more of the Common Stock in a transaction not previously approved by the Company's Board of Directors or commences a tender offer for 30% or more of the Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the Common Stock as of April 19, 1996. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.

                                                AMOUNT
NAME AND ADDRESS OF                          BENEFICIALLY    PERCENT OF
BENEFICIAL OWNER                                OWNED          CLASS
- ------------------------------------------   ------------    ----------
Vaneton International, Inc.(1) ...........     2,835,794        10.5%
  P.O. Box 3340
  Road Town
  Tortola, British Virgin Islands
The Crabbe Huson Special Fund, Inc.(2) ...     2,162,400         8.0
  121 SW Morrison
  Suite 1400
  Portland, Oregon 97204
BAT Industries p.l.c.(3) .................     1,653,900         6.1
  Windsor House
  50 Victoria Street
  London SW1H ONL
  England
Merrill Lynch & Co., Inc.(4) .............     1,585,105         5.9
  World Financial Center
  250 Vesey Street
  New York, New York 10281
The Capital Group Companies, Inc.(5) .....     1,410,000         5.2
  333 South Hope Street
  Los Angeles, California 90071
The Phillips-Van Heusen Corporation
  Associates Investment Plan(6) ..........     1,374,279         5.1
  1290 Avenue of the Americas
  New York, New York 10104

- ---------------
(1) Dr. Richard Lee, 6/F TAL Building, 49 Austin Road, Kowloon, Hong Kong, may be deemed to beneficially own the 2,835,794 shares of Common Stock owned of record by Vaneton International, Inc. Mr. Lee and Vaneton International, Inc. have shared voting and dispositive power over such shares. Information as to the shares of Common Stock beneficially owned by Vaneton International, Inc. and Mr. Lee is as of March 22, 1995 and as set forth in a Schedule 13D filed with the Securities and Exchange Commission.


(2) The Crabbe Huson Special Fund, Inc. ('CHSF'), 121 SW Morrison, Suite 1400, Portland, Oregon 97204, is a registered investment company which, as of December 31, 1995, owned 1,674,100 shares (6.2%) of Common Stock. The Crabbe Huson Group, Inc. ('CHG'), 121 SW Morrison, Suite 1400, Portland, Oregon 97204, is a registered investment advisor which, as of December 31, 1995, shares voting and dispositive power with CHSF, for which it serves as investment advisor, with respect to the 1,674,100 shares of Common Stock owned by CHSF and with respect to 488,300 shares (1.8%) of Common Stock owned by approximately twelve investors for which it serves as investment advisor. CHSF and CHG may be deemed to have formed a 'group' within the meaning of the Securities Exchange Act of 1934 (the 'Exchange

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

         Act') and accordingly, the group beneficially owns the 2,162,400 shares of Common Stock. Each of CHSF and CHG disclaims beneficial ownership of all shares owned by the other. Information as to the shares of Common Stock owned by CHSF and CHG is as of December 31, 1995 and as set forth in a Schedule 13G filed with the Securities and Exchange Commission.

(3) BAT Industries p.l.c. ('BAT'), Windsor House, 50 Victoria Street, London SW1H ONL, England, is the parent company of South Western Nominees Limited, Windsor House, 50 Victoria Street, London SW1H ONL, England, which is the parent company of Farmers Group, Inc. ('Farmers'), 4680 Wilshire Boulevard, Los Angeles, California 90010. As such, BAT may be deemed to be the beneficial owner of the aggregate of 1,653,900 shares of Common Stock which may be deemed to be beneficially owned by Farmers.

         Farmers is an insurance company and may be deemed to be the beneficial owner of shares of Common Stock as a result of (i) acquisitions made by various subsidiaries of Farmers, (ii) insurance exchanges for which Farmers acts as attorney-in-fact and (iii) benefit plans for employees of Farmers or its subsidiaries for which Farmers has investment discretion. No such entity is the beneficial owner of more than 5% of the Common Stock.

         Information as to the shares of Common Stock beneficially owned by BAT and Farmers is as of December 31, 1995 and as set forth in a Schedule 13G filed with the Securities and Exchange Commission.

(4) Merrill Lynch & Co., Inc. ('MLC'), World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, is the parent company of (i) Merrill Lynch Global Asset Management Limited ('MLGAM'), World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, and (ii) Merrill Lynch Group, Inc. ('MLG'),

         World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. As such, MLC may be deemed to be the beneficial owner of the aggregate of 1,585,105 shares of Common Stock which may be deemed to be beneficially owned by MLGAM and MLG.

         MLG may be deemed to be the beneficial owner of the 1,585,105 shares of Common Stock by virtue of its control of its wholly-owned subsidiary, Princeton Services, Inc. ('PSI'), 800 Scudders Mill Road, Plainsboro, New Jersey 08536, and of Merrill Lynch Bank (Suisse) S.A. ('Bank Suisse') and various Merrill Lynch Trust Companies, each of which is a wholly-owned subsidiary of MLG. PSI is the general partner of Merrill Lynch Asset Management, L.P. ('MLAM'). MLAM, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, is a registered investment advisor which may be deemed to be the beneficial owner of the 1,357,940 shares (5.0%) of Common Stock.

         Each of MLC, MLGAM, MLG, PSI, Bank Suisse, the Merrill Lynch Trust Companies and MLAM has disclaimed beneficial ownership of such shares. Information as to the shares of Common Stock beneficially owned by MLC, MLG, PSI and MLAM is as of December 31, 1995 and as set forth in a Schedule 13G filed with the Securities and Exchange Commission.

(5) The Capital Group Companies, Inc. ('CGC') is the parent company of Capital Research and Management Company ('CRMC'), 333 South Hope Street, Los Angeles, California 90071. CRMC is a registered investment adviser which, as of December 31, 1994, exercised investment discretion with respect to the 1,410,000 shares of Common Stock, which were owned by various institutional investors. CRMC and, therefore, CGC has no power to direct the vote of such shares. CGC has disclaimed beneficial ownership of such shares. Information as to the shares of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

         Common Stock beneficially owned by CGC and CRMC is as of December 31, 1994 and as set forth in a Schedule 13G filed with the Securities and Exchange Commission.

(6) Includes all shares held by the Master Trust relating to the Company's Associates Investment Plan, its Associates Investment Plan (Crystal Brands Division) and its Associates Investment Plan for Associates in Puerto Rico. The Master Trust does not have dispositive power as to the shares of Common Stock beneficially owned by it.

     The following table presents certain information with respect to the number of shares of Common Stock beneficially owned by each of the directors and nominees for director of the Company, the chief executive officer, the four most highly compensated executive officers of the Company other than the chief executive officer, and all of the directors, nominees for director and executive officers of the Company as a group as of April 19, 1996.


                                                        AMOUNT
                                                     BENEFICIALLY    PERCENT OF
NAME                                                   OWNED(1)        CLASS
- ----                                                 ------------    ----------
Edward H. Cohen...................................       13,762            *
Estelle Ellis.....................................       14,762            *
Joseph B. Fuller..................................        3,262            *
Bruce J. Klatsky..................................      179,266            *
Maria Elena Lagomasino............................          727            *
Harry N.S. Lee(2).................................        1,000            *
Bruce Maggin......................................       27,262            *
Ellis E. Meredith.................................       12,772            *
Steven L. Osterweis...............................       17,762            *
Walter T. Rossi...................................       17,166            *
William S. Scolnick...............................        8,262            *
Allen E. Sirkin...................................       30,611            *
Peter J. Solomon..................................       31,762            *
Mark Weber........................................       43,686            *
Irwin W. Winter...................................       56,303            *
All directors, nominees for director and executive
  officers as a group (15 persons)................      458,365          1.7%

- ---------------
 *       Less than 1% of class.

(1) The figures in the table are based on information furnished to the Company by the directors, nominees for director and executive officers. The figures do not include the shares held in the Master Trust for the executive officers by virtue of their participation in the Company's Associates Investment Plan. See the prior table for information regarding the Associates Investment Plan. Except as otherwise indicated, each of the directors, nominees and executive officers has sole voting and investment power with respect to the shares listed as owned by them.

(2) Harry N.S. Lee is a director of Vaneton International, Inc. which beneficially owns 2,835,794 shares (10.5%) of Common Stock. See the prior table for certain information regarding Vaneton International, Inc.

     The figures in the foregoing table include 190 shares held by Bruce J. Klatsky's child and by Mr. Klatsky's wife as custodian for his child, as to which Mr. Klatsky has disclaimed beneficial ownership, 8,000 shares held by Bruce Maggin as custodian for his children, 300 shares held by Allen E. Sirkin with his wife as joint tenants, 200 shares held by the Keogh Plan of Mr. Sirkin's wife, as to which Mr. Sirkin has disclaimed beneficial ownership, 100 shares held by Mr. Sirkin's wife as custodian for one of Mr. Sirkin's children, as to which Mr. Sirkin has disclaimed beneficial ownership, and 12,000 shares held in certain trusts for the benefit of the children of Peter J. Solomon, as to which Mr. Solomon has disclaimed beneficial ownership.


     The foregoing table also includes shares which the following directors and executive officers have the right to acquire within sixty days upon the exercise of options granted under the Company's stock option plans: Edward H. Cohen, 7,762 shares; Estelle Ellis, 7,762 shares; Joseph B. Fuller,
2,762 shares; Bruce J. Klatsky, 130,408 shares; Maria Elena Lagomasino, 527 shares; Bruce Maggin, 7,762 shares; Ellis E. Meredith, 7,762 shares; Steven L. Osterweis, 7,762 shares; Walter T. Rossi, 16,666 shares; William S. Scolnick, 7,762 shares; Allen E. Sirkin, 30,011 shares; Peter J. Solomon, 7,762 shares; Mark Weber, 36,186 shares; Irwin W. Winter, 34,278 shares; and all directors, nominees for director and executive officers as a group, including the foregoing, 305,172 shares.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 12 members and is divided into three classes. One class of directors is elected by the stockholders at each annual meeting to serve for a term of three years or until their successors are elected and qualified. However, the Board of Directors has submitted for stockholder approval a proposal to amend the Company's Certificate of Incorporation to eliminate the classification of the Board of Directors and the election of the classes of directors on a staggered basis and to provide for the annual election of all members of the Board for a term of one year or until their successors are elected and qualified. See 'Approval of an Amendment to the Company's Certificate of Incorporation to Establish Annual Terms for Members of the Board of Directors.'

     At the meeting, the stockholders will, in the event of the approval of the proposal to amend the Company's Certificate of Incorporation, elect 12 members of the Board of Directors to serve until the 1997 Annual Meeting of Stockholders and until their respective successors shall have been elected and shall qualify or, in the event the proposal to amend the Company's Certificate of Incorporation is not approved, elect four directors to serve for a term of three years and until their respective successors shall have been elected and shall qualify.

     In order to effect the foregoing, the eight directors whose terms would not normally expire at the meeting have tendered their resignations, effective only upon the passing of the proposal to amend the Company's Certificate of Incorporation. If the proposal to amend the Company's Certificate of Incorporation receives the requisite approval at the meeting, it is proposed that the twelve current directors of the Company be re-elected to serve on the Company's Board of Directors, each for a term of one year and until their respective successors shall have been elected and shall qualify. If the proposal to amend the Company's Certificate of Incorporation does not receive the requisite approval at the meeting, the eight directors whose terms would not normally expire at the meeting will serve out the balance of their respective three-year terms and it is proposed that the four directors whose terms of office expire at the meeting be re-elected to serve on the Company's Board of Directors, each for a term of three years and until their respective successors shall have been elected and shall qualify.

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE, IF THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION IS APPROVED, FOR THE ELECTION OF THE 12 NOMINEES NAMED BELOW AND, IF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION IS NOT APPROVED, FOR THE FOUR CLASS C NOMINEES NAMED BELOW. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ALL EVENTS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

     The following individuals are the Company's directors whose terms of office expire at the meeting in all events. All of these individuals have previously been elected directors of the Company by the stockholders.


                                                                          YEAR
                                                                        BECAME A
                                PRINCIPAL OCCUPATION               AGE  DIRECTOR
                                ---------------------------------  ---  --------
CLASS C (TERM EXPIRES 1999)
Joseph B. Fuller..............  Director of Monitor Company, a     39      1991
                                management consulting firm
Bruce J. Klatsky..............  Chairman, President and Chief      47      1985
                                Executive Officer of the Company
Bruce Maggin..................  Executive Vice President,          53      1987
                                Multimedia Group, Capital
                                Cities/ABC, Inc.
Steven L. Osterweis...........  Business consultant                83      1976



     The following individuals are the Company's other directors whose terms of office will expire at the annual meeting if the proposal to amend the Company's Certificate of Incorporation is approved, but whose terms of office will continue after the meeting and until the annual meeting of stockholders in the year in which the directorships of their class terminate if the proposal to amend the Company's Certificate of Incorporation does not receive the requisite approval at the meeting. With the exception of Harry N.S. Lee, who was elected by the directors on April 18, 1995, all of these individuals have previously been elected directors of the Company by the stockholders.


                                                                          YEAR
                                                                        BECAME A
                                PRINCIPAL OCCUPATION               AGE  DIRECTOR
                                ---------------------------------  ---  --------
CLASS B (TERM EXPIRES 1998)
Edward H. Cohen...............  Senior Partner of Rosenman &       57      1987
                                Colin LLP
Estelle Ellis.................  President of Business Image,       76      1982
                                Inc., a creative marketing
                                company
Maria Elena Lagomasino........  Senior Vice President of The       47      1993
                                Chase Manhattan Bank, N.A.
William S. Scolnick...........  Retired Executive Vice President   78      1962
                                of a division of the Company
CLASS A (TERM EXPIRES 1997)
Harry N.S. Lee................  Director of TAL Apparel Limited,   53      1995
                                an apparel manufacturer and
                                exporter based in Hong Kong
Ellis E. Meredith.............  Chairman of Newsletters, Inc., a   68      1984
                                publisher of business newsletters
Peter J. Solomon..............  Chairman of Peter J. Solomon       57      1987
                                Company, Ltd., an investment
                                banking firm
Irwin W. Winter...............  Executive Vice President and       62      1987
                                Chief Financial Officer of the
                                Company

     Mr. Klatsky is also a director of MEM Company, Inc. Mr. Cohen is also a director of Franklin Electronic Publishers, Inc. Mr. Solomon is also a director of Centennial Cellular Corp., Century Communications Corporation, Culbro Corporation, Monro Muffler Brake, Inc. and Office Depot, Inc.

     Each of the directors or nominees for director has been engaged in the principal occupation indicated in the foregoing table for more than the past five years, except Mr. Klatsky who, while serving as President of the Company for more than the past five years, was elected the Company's Chief Executive Officer in June 1993 and Chairman of the Board in June 1994.

     No family relationship exists between any director or executive officer of the Company.

     The Board of Directors of the Company has standing Audit and Compensation Committees; it does not have a standing Nominating Committee. The Audit Committee, composed of Messrs. Maggin, Osterweis and Scolnick, is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal audit function. The Audit Committee held three meetings during the fiscal year ended January 28, 1996. The Compensation Committee, composed of Messrs. Cohen, Maggin, Meredith and Osterweis, is charged with setting the compensation of all executive officers, recommending new incentive compensation plans and implementing changes and improvements to existing incentive compensation plans, all subject to approval by the Board of Directors. The Compensation Committee held three meetings during the fiscal year ended January 28, 1996.

     During the fiscal year ended January 28, 1996, there were five meetings of the Board of Directors. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which they serve, except for Mr. Solomon who attended three of the five (60%) meetings of the Board of Directors.

     The Company will consider for election to the Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to the Secretary of the Company.

     Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from its executive officers and directors, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended January 28, 1996, except that one report covering one transaction was filed late by Mr. Winter.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers at the end of the Company's last fiscal year (together, the 'Named Executive Officers'), for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years, ended

January 28, 1996, January 29, 1995 and January 30, 1994 (fiscal year 1995, 1994 and 1993, respectively).

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                       ANNUAL       ------------
                                                    COMPENSATION     AWARDS(2)       ALL OTHER
                                                  ----------------  ------------  COMPENSATION(1)
NAME AND                                  FISCAL  SALARY    BONUS    OPTIONS(3)   ---------------
PRINCIPAL POSITION                         YEAR      $        $          #               $
- ----------------------------------------  ------  -------  -------  ------------  ---------------
Bruce J. Klatsky........................   1995   816,666    --         20,000           56,427
Chairman,                                  1994   750,000    --          7,890           93,977
  Phillips-Van Heusen Corporation          1993   750,000  835,000     215,520        2,281,983

Walter T. Rossi(4)......................   1995   633,333    --         15,000           24,093
Chairman,                                  1994   575,000    --          5,260           21,095
  The PVH Retail Group                     1993   500,000    --          8,620           10,733

Allen E. Sirkin(5)......................   1995   633,333    --         15,000           24,093
Chairman                                   1994   575,000    --          5,260           25,627
  The PVH Wholesale Group                  1993   500,000    --          8,620           45,572

Mark Weber(6)...........................   1995   491,666    --          7,500           19,763
Vice President,                            1994   462,500    --          4,170           22,252
  Phillips-Van Heusen                      1993   425,000    --          7,340           22,233
  Corporation and Group
  President, The Sportswear Group

Irwin W. Winter(7)......................   1995   491,666    --         15,000           19,843
Vice President, Finance,                   1994   456,250    --          5,000           17,533
  Phillips-Van Heusen Corporation          1993   395,833    --          8,280           16,467

     No other annual compensation, restricted stock awards, stock appreciation rights ('SARs') or long-term incentive plan ('LTIP') payouts (all as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

- ---------------

(1) All Other Compensation includes payments or contributions required by the Company's Associates Investment Plan and Supplemental Savings Plan, Corporate Medical Reimbursement Insurance Plan and Educational Benefit Trust and payments made pursuant to an agreement between the Company and Mr. Klatsky (the 'Klatsky Agreement').

         Under the combination of the Company's Associates Investment Plan, its

         Associates Investment Plan (Crystal Brands Division) and its Associates Investment Plan for Associates in Puerto Rico, each employee, including the Named Executive Officers, eligible to participate may currently authorize his or her employer to withhold a specified percentage of his or her compensation, up to 6% in the case of certain management and highly compensated employees, including the Named Executive Officers, and otherwise up to 15% (subject to certain limitations). Under the Supplemental Savings Plan applicable to certain management and highly compensated employees, each employee, including the Named Executive Officers, eligible to participate may currently authorize his or her employer to withhold a specified percentage of his or her compensation, up to 15% after deductions for contributions to the Company's Associates Investment Plans. The Company or its subsidiaries will contribute an amount equal to 50% of an employee's contribution up to a maximum of 3% of such employee's total compensation.

         The entire amount contributed by the Company will be invested in Common Stock and the amount contributed by the employee will be invested, in the employee's sole direction, in up to

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

         six investment funds (including up to 25% in additional Common Stock), except that, in the case of the Supplemental Savings Plan, the Company's contribution will be in the form of phantom shares of Common Stock and the employee's contribution will earn interest at the same rate as is paid on 10-year United States Treasury bonds, except for certain employee contributions made prior to July 1, 1995 which were invested in the form of phantom shares of Common Stock. A participant's interest in the amounts arising out of employer contributions vests after the earlier of five years, at age 65 or upon disability or death. The Company has made contributions which are reflected under this column in the amount of $24,500, $22,500 and $22,500 for Bruce J. Klatsky, $19,000, $17,250 and $1,250 for Walter T. Rossi, $19,000,
         $17,250 and $15,000 for Allen E. Sirkin, $14,670, $13,875 and $12,750
         for Mark Weber, and $14,750, $13,688 and $10,875 for Irwin W. Winter, in the fiscal years ended January 28, 1996, January 29, 1995 and January 30, 1994, respectively.

         The Company's Corporate Medical Reimbursement Insurance Plan covers eligible employees for most medical charges up to a specified annual maximum. During the fiscal years ended January 28, 1996, January 29, 1995 and January 30, 1994, respectively, the Company incurred the following annual premiums for single or family coverage for the Named Executive Officers which are reflected under this column: Bruce J. Klatsky--$5,093, $8,377 and $9,483; Walter T. Rossi--$5,093, $3,845
         and $9,483; Allen E. Sirkin--$5,093, $8,377 and $9,483; Mark
         Weber--$5,093, $8,377 and $9,483; and Irwin W. Winter--$5,093, $3,845
         and $5,592.


         Under the Company's Educational Benefit Trust, children of eligible employees received reimbursement of tuition and room and board charges while attending an accredited college or vocational school. The plan was terminated in 1986 except with respect to children who were then covered by the plan. The education benefits received by children who continue to be eligible to receive benefits under the plan and which are reflected under this column totalled $26,834, $26,100 and $21,089, for the fiscal years ended January 28, 1996, January 29, 1995 and January 30, 1994, respectively. Such benefits were paid to the child of Bruce J. Klatsky for the fiscal years ended January 28, 1996 and January 29, 1995 and to the children of Allen E. Sirkin for the fiscal year ended January 30, 1994.

         Pursuant to the Klatsky Agreement, the Company transferred (subject to certain restrictions) $2,250,000 of government securities to Mr. Klatsky and reimbursed Mr. Klatsky for $37,000 in legal expenses relating to the negotiation of said Agreement. See 'Employment Contracts, Termination of Employment and Change-In-Control Arrangements.'

(2) The stockholders approved the Company's Performance Restricted Stock Plan (the 'Performance Restricted Stock Plan') at the 1995 Annual Meeting of Stockholders. Under the Performance Restricted Stock Plan, certain of the Company's senior executives are eligible to receive restricted shares of the Common Stock if the Company achieves the financial goals for a given fiscal year set by the Compensation Committee at the beginning of such fiscal year. For the fiscal year ended January 28, 1996, no awards were made under the Performance Restricted Stock Plan because the Company failed to attain the goals set by the Compensation Committee at the beginning of such fiscal year. See 'Compensation Committee Report on Executive Compensation' for a more detailed description of the Performance Restricted Stock Plan.

(3) In response to changes in the tax laws as a result of the Omnibus Budget Reconciliation Act of 1993 (the '1993 Tax Act'), on September 9, 1993, the Named Executive Officers agreed to cancel the options which had been issued to them on June 1, 1993, in consideration of the grant of new options for the same number of shares at a price equal to the option price of the original

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

         options, which price was higher than the market price on such date. Also in response to the 1993 Tax Act changes, at the Company's urging and for its benefit, on December 1, 2 and 3, 1993, Mr. Klatsky exercised the option granted to him on April 28, 1993 to purchase 100,000 shares, in consideration of the grant to him of a new option on December 3, 1993 for 100,000 shares at the then fair market value of the Common Stock for the balance of the term of his original option. Both the original grants which were cancelled and the new grants are reflected in the 1993 option grants under this column.

(4) Mr. Rossi resigned as an executive officer of the Company on February 12, 1996.

(5)      Mr. Sirkin was promoted to Vice Chairman of the Company on January 29,
         1996.

(6)      Mr. Weber was promoted to Vice Chairman of the Company on January 29,
         1996.

(7) Mr. Winter was promoted to Executive Vice President and Chief Financial Officer of the Company on January 29, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Company's 1987 Stock Option Plan (the 'Option Plan') granted to the Named Executive Officers during the fiscal year ended January 28, 1996. No stock appreciation rights have been granted by the Company.

                                                     INDIVIDUAL GRANTS
                           ----------------------------------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                       PERCENT OF                            VALUE AT ASSUMED
                                         TOTAL                            ANNUAL RATES OF STOCK
                                        OPTIONS                           PRICE APPRECIATION FOR
                                       GRANTED TO                              OPTION TERM
                            OPTIONS    EMPLOYEES   EXERCISE              ------------------------
                           GRANTED(1)  IN FISCAL    PRICE    EXPIRATION      5%           10%
NAME                           #          YEAR       $/SH       DATE          $            $
- ----                       ----------  ----------  --------  ----------  -----------  -----------
Bruce J. Klatsky.........     20,000        4.3    $ 14.75     6/13/05       185,524      470,154
Walter T. Rossi..........     15,000        3.2    $ 14.75     6/13/05       139,143      352,615
Allen E. Sirkin..........     15,000        3.2    $ 14.75     6/13/05       139,143      352,615
Mark Weber...............      7,500        1.6    $ 14.75     6/13/05        69,571      176,308
Irwin W. Winter..........     15,000        3.2    $ 14.75     6/13/05       139,143      352,615
All stockholders(2)......     N/A        N/A         N/A        N/A      247,480,621  627,164,161

- ---------------

(1) All options granted to the Named Executive Officers in the fiscal year ended January 28, 1996 were granted on June 13, 1995. One third of the outstanding options become exercisable on each of the third, fourth and fifth anniversaries of the grant date.


(2) These figures were calculated assuming that the price of the 26,679,095 shares of Common Stock outstanding on June 13, 1995 increased from $14.75 per share at a compound rate of 5% and 10% per year for ten years. The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the option term for all of the Company's stockholders.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value at January 28, 1996 of unexercised stock options held by the Named Executive Officers. No stock appreciation rights have been granted by the Company and no stock options were exercised during the fiscal year ended January 28, 1996 by the Named Executive Officers.


                             NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                               OPTIONS AT FISCAL       OPTIONS IN-THE-MONEY AT
                                    YEAR-END              FISCAL YEAR-END(1)
                            -------------------------  -------------------------
                            EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
NAME                                    #                          $
- --------------------------  -------------------------  -------------------------
Bruce J. Klatsky..........     27,460      138,598         32,352            0
Walter T. Rossi...........     16,666       32,904              0            0
Allen E. Sirkin...........     28,373       26,208         59,321            0
Mark Weber................     35,039       16,487        112,244            0
Irwin W. Winter...........     32,557       25,861         59,927            0

- ---------------

(1) Fair market value of securities underlying the options minus the exercise price of the options at exercise or fiscal year-end.


                               PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable, upon retirement at age 65, to employees under the combination of the pension plan for salaried employees and a supplemental defined benefit plan, applicable to certain management and highly compensated employees (including the Named Executive Officers), in various compensation and years-of-service classifications, assuming that the Social Security maximum limit does not change from its present level of $62,700.



                               YEARS OF SERVICE
  REMUNERATION    -------------------------------------------
       $            15       20       25       30       35
- ----------------  -------  -------  -------  -------  -------
175,000            34,989   46,110   57,051   67,884   78,669
275,000            57,489   76,110   94,551  112,884  131,169
375,000            79,989  106,110  132,051  157,884  183,669
475,000           102,489  136,110  169,551  202,884  236,169
575,000           124,989  166,110  207,051  247,884  288,669
675,000           147,489  196,110  244,551  292,884  341,169
775,000           169,989  226,110  282,051  337,884  393,669


     The benefits under the Company's pension plans are generally based on a participant's career average compensation (except that pre-1994 benefits are based on pre-1994 high five-year average compensation and exclude bonuses). Absent any election by a participant of an optional form of benefit, benefits under the pension plans become payable at the time of retirement, normally at age 65; such benefits under the pension plans for salaried employees are payable monthly for the life of the participant and, in most cases, for the life of such participant's surviving spouse and benefits under the supplemental defined benefit plan are payable in a lump sum. Notwithstanding the method of payment of benefits under the pension plans, the amounts shown in the above table are shown in the actuarial equivalent amount of a life annuity. The benefits listed above are not subject to any deduction for social security or other offset amounts.

     The credited years of service and covered compensation under the pension plans, as of January 28, 1996, for each of the Named Executive Officers is set forth in the following table.


                                            CREDITED YEARS
            NAME                              OF SERVICE
            ------------------------------  --------------
            Bruce J. Klatsky..............         23
            Walter T. Rossi...............          2
            Allen E. Sirkin...............          9
            Mark Weber....................         24
            Irwin W. Winter...............          8


                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee of the Company or any of its subsidiaries receives a fee of $10,000 for his or her services as a director of the Company and $750 for each Board meeting attended. Each director who is a member of the Audit Committee receives an additional fee of $2,500 and each director who is a member of the Compensation Committee receives an additional fee of $2,500. Pursuant to the Option Plan, each outside director is entitled to receive, on an annual basis, a non-incentive option to purchase the number of shares of Common Stock derived by dividing $50,000 by the fair market value of a share of Common Stock on the date of grant. Pursuant to the Option Plan, on June 13, 1995, each outside director was granted an option to purchase 3,389 shares of Common Stock.

     The law firm of Rosenman & Colin LLP, of which Mr. Cohen is a senior partner, was engaged as the Company's general outside counsel for the fiscal year ended January 28, 1996 and will continue to be so engaged for the fiscal year ending February 2, 1997.

     Peter J. Solomon Company, Ltd., of which Mr. Solomon is Chairman, provides investment banking services to the Company. During the fiscal year ended January 28, 1996, Peter J. Solomon Company, Ltd. was paid $2,019,102 for its services in connection with the Company's acquisition of the Crystal Brands Apparel Group.

     Business Image, Inc., of which Ms. Ellis is President, provides marketing and communications services to the Company, including the publication of a corporate newsletter. During the fiscal year ended January 28, 1996, Business Image, Inc. was paid $202,186 for its services to the Company.

     Monitor Company, of which Mr. Fuller is a director, provided business consulting services to the Company during the fiscal year ended January 28, 1996.

     TAL Apparel Limited, of which Mr. Lee is a director, has been, and continues to be, one of the principal manufacturers of the Company's apparel products. During the fiscal year ended January 28, 1996, the Company purchased approximately $45,000,000 of products from TAL Apparel Limited and certain related companies.

                      EMPLOYMENT CONTRACTS, TERMINATION OF
                        EMPLOYMENT AND CHANGE-IN-CONTROL
                                  ARRANGEMENTS

     Pursuant to the Klatsky Agreement, the Company transferred (subject to certain restrictions) $2,250,000 of government securities to Bruce J. Klatsky, the Company's Chairman and Chief Executive Officer. Under the Agreement, $83,333 of such securities were released to Mr. Klatsky at the end of each month commencing February 1994 and ending April 1996.

     The Company has had in effect since 1987 a Special Severance Benefit Plan providing benefits for 20 key employees of the Company and its subsidiaries, including the Named Executive Officers. Upon the termination of employment by any participant within two years after a change in control of the Company (as defined in the Plan), the participant receives a lump sum payment in an amount generally equal to three times the average annual total cash compensation paid to or accrued for him or her during the two-year period preceding the date of termination. In addition, the Company has agreed to indemnify each participant in the Plan against any and all liabilities he or she may incur under Section 4999(a) of the Internal Revenue Code (relating to excise taxes on excess parachute payments), including any income taxes and/or additional excise taxes applicable to such indemnification payment. Mr. Klatsky is also entitled to the payment under the Plan if (i) he is not continued as the Company's chief executive officer and Chairman of the Board prior to his retirement as an employee of the Company, (ii) the appointment by the directors of an officer or the hiring by the directors of an employee with authority equal or superior to the authority of Mr. Klatsky at any time prior to his retirement as an employee of the Company, or (iii) the Company fails to maintain the terms and conditions of Mr. Klatsky's employment, including a minimum level of compensation, as such existed on April 28, 1993.

     Certain other plans of the Company in which certain of the Named Executive Officers participate provide for benefits upon the occurrence of a change in control of the Company. The Company's Capital Accumulation Plan, under which participants remaining in the employ of the Company until established target dates earn specified dollar amounts, provides that if a participant's employment with the Company is terminated following a change in control of the Company, the full undiscounted value of the future payments to be made to the participant under the Plan becomes immediately payable in a lump sum. Further, each participant's rights are subject to non-competition and non-disclosure restrictions which automatically terminate upon a change in control of the Company. The Option Plan provides that upon a change in control of the Company, all options which were previously granted under the Option Plan and which have not expired or been otherwise cancelled become immediately exercisable in full (regardless of whether such options have fully vested).

     Each participant who receives shares of Common Stock under the Performance Restricted Stock Plan will have such shares issued pursuant to a restricted stock agreement. Each restricted stock agreement will provide that, except as provided below, if such participant leaves the employ of the Company and its subsidiaries prior to the last day of the third fiscal year following the fiscal year with respect to which the shares subject thereto ('Restricted Shares') were issued, he or she will forfeit such Restricted Shares, and will be required to retransfer such Restricted Shares to the Company without any consideration. The foregoing requirement to retransfer Restricted Shares to the Company will not apply, and forfeiture thereof will not occur, if the participant's employment by the Company and its subsidiaries terminates by reason of his or her death or permanent disability, or on or after his or her 65th birthday, or on or after a change in control of the Company. In addition, if a participant's employment terminates during the three-year period by reason of his or her termination without cause or after the later to occur of his or her 55th birthday and his or her completion of 10 years of employment with the Company and its subsidiaries, then, if and to the extent that the Compensation Committee, upon the recommendation of the chief executive officer of the Company, so determines, the restrictions on the transferability of his or her Restricted Shares will terminate and the forfeiture will not occur.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for the fiscal year ended January 28, 1996 were Edward H. Cohen, Bruce Maggin, Ellis E. Meredith and Steven L. Osterweis. From February 1987 until February 1988, Mr. Cohen was Vice President and General Counsel of the Company. In addition, the law firm of Rosenman & Colin LLP, of which Mr. Cohen is a senior partner, was engaged as the Company's general outside counsel in the fiscal year ended January 28, 1996 and will continue to be so engaged for the fiscal year ending February 2, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's responsibility is to set the compensation of all executive officers, recommend new incentive compensation plans and implement changes and improvements to existing incentive compensation plans, all subject to approval by the Board.

     OVERALL POLICY. The Compensation Committee believes that the Company's executive officers constitute a highly qualified management team who have largely been responsible for the Company's success. The Compensation Committee has structured the Company's compensation program (1) primarily to compensate its executive officers on an annual basis with a stable, secure cash salary at a sufficiently high level to retain and motivate these officers, (2) to link a portion of its executive officers' compensation to long term increases in value created for the Company's stockholders by the efforts of these officers and (3) to be consistent with the Company's high ethical standards. The Company's compensation program does not rely, to any significant extent, on fringe benefits or perquisites.

     The key elements of the Company's executive compensation package are base salaries, stock options and performance based compensation. The Company eliminated the annual bonus portion of executive compensation several years ago for two reasons: (1) annual bonuses, which are generally dependent upon a variety of factors often beyond the control of Company executives, were not, in the Board's view, the most effective motivational tool and (2) the business inter-relationships of the Company's various operating divisions made it more logical, in the Board's view, to grant stock options to key management, so that a benefit would accrue to them only if the entire Company did well, as reflected in the appreciation of the price of the Common Stock. In lieu of using annual bonuses, the Company adopted a policy of offering competitive base salaries, together with annual stock option grants. In addition, the Company believes its fringe benefit plans are generally competitive and that it has a reputation for providing a reasonably high level of job security in an industry known for high levels of executive turnover.

     In April 1995, based upon its own research and the information provided by its consultant, Towers Perrin, the Compensation Committee recommended that the Board adopt the Performance Restricted Stock Plan in order to provide the Company with an additional means of attracting, retaining and incentivizing its top executives by placing the Company in an appropriate competitive position in its industry and broader peer group. The companies that the Compensation Committee examined in ascertaining comparable compensation levels included certain of those appearing in the S&P 500 Retail Store Composite Index, the S&P 500 Textile (Apparel Manufacturers) Index and the S&P 500 Shoes Index, as well as other public and private companies in those industries. In addition, Towers Perrin, whose database contains a broad selection of Fortune 1000 companies in and out of the apparel industry, provided the Compensation Committee with information regarding competitive executive compensation levels. Although it is particularly difficult to ascertain precise comparable compensation levels because of differences in the components of compensation and required disclosures, the Compensation Committee attempted to target its compensation levels (including salaries, option grants and potential awards under the Performance Restricted Stock Plan) in the 50th to 75th percentile of compensation, which it believed were effectively being paid by the companies that the Compensation Committee examined. Based upon the Compensation Committee's recommendation, the Board adopted the Performance Restricted Stock Plan, which was approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders.

     The Compensation Committee annually reviews the Company's executive compensation package, taking into account corporate performance, stock price performance and total return to stockholders, as well as industry conditions, recommendations of the Company's chief executive officer and compensation awarded to executives in other companies, especially those involved in the apparel, footwear and specialty retail industries. In establishing future executive compensation packages, the Compensation Committee may adopt additional long-term incentive and/or annual bonus plans to meet the needs of changing employment markets and economic, accounting and tax conditions. In determining the compensation of an individual executive, the Compensation Committee intends to take into account the performance of the executive and the full compensation package afforded by the Company to him or her, including pension benefits, insurance and other benefits. The views of Bruce J. Klatsky, as chief executive officer, are considered by the Compensation Committee in their review of the performance and compensation of individual executives.

     BASE SALARIES. Annual salaries are determined by evaluating the performance of the Company and of each executive. In the case of executives with responsibility for particular operations of the Company, the financial results of those operations are also considered. In evaluating overall performance and results of particular operations of the Company, the Compensation Committee reviews the extent to which the Company or the particular operations achieved budgeted estimates for sales, gross and after-tax margins and earnings per share presented to and reviewed by the Board for the fiscal year, and the Company's sales and earnings results compared to those of many public peer companies (including companies that are part of the Line of Business Index). Where appropriate, the Compensation Committee considers non-financial performance measures, including market share increases, manufacturing and distribution efficiency gains, improvements in product quality, improvements in relations with customers and suppliers and a demonstrated commitment to the welfare and dignity of the Company's associates. Also considered are years of service to the Company. In addition, in determining the annual salaries for the past two fiscal years of certain executive officers the Compensation Committee considered, and in determining the annual salaries for the current fiscal year of all executive officers the Compensation Committee will consider, information provided by Towers Perrin regarding competitive executive compensation. Finally, the Compensation Committee takes into account the relative salaries of the executive officers and determines what it believes are appropriate compensation level distinctions among the executive officers and between the executive officers, on the one hand, and the Company's chief executive officer, on the other hand. There is no specific relationship between achieving or failing to achieve the budgeted estimates or the Company's relative results, and the annual salaries determined by the Compensation Committee for any of the Named Executive Officers. No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination, based upon the experience of its members and the recommendations of the Company's chief executive officer, of appropriate compensation levels.

     In determining the base salary of Bruce J. Klatsky, as chief executive officer for the fiscal year ended January 28, 1996, the Compensation Committee took into account the salaries of chief executive officers of many public peer companies (including companies that are part of the Line of Business Index) and private peer companies known to the members of the Committee, the fact that Mr. Klatsky's base salary had not been increased for the prior two fiscal years, the Company's failure to meet its financial goals for the fiscal year ended January 29, 1995, the performance of the Common Stock over the prior several years and the assessment by the Compensation Committee of Mr. Klatsky's individual performance. In evaluating whether the Company achieved its financial goals, the Compensation Committee reviewed the extent to which the Company achieved budgeted estimates for sales, gross and after-tax margins and earnings per share presented to and reviewed by the Board and the Company's sales and earnings results compared to those of many public peer companies (including companies that are part of the Line of Business Index). The Compensation Committee also reviewed several compensation surveys in determining Mr. Klatsky's compensation package.

     LONG-TERM INCENTIVES. Under the Company's Option Plan, stock options are granted to executives of the Company. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are customarily granted at prices equal to fair market value at the date of grant. Generally stock options may not be exercised until the third anniversary of the date on which they are granted and grants of stock options do not become fully exercisable until the fifth anniversary of the date on which they are granted. The options generally remain exercisable during employment until the tenth anniversary of the date of grant. This approach provides an incentive to the executive to increase stockholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

     In view of changing tax laws and economic and employment conditions, the Compensation Committee regularly examines other methods of incentive based compensation and intends to implement, when appropriate, such methods in lieu of or in addition to stock options.

     Grants under the Option Plan were awarded in June 1995 to approximately 260 of the top executives of the Company. Each executive received a fixed number of shares relative to his or her salary range and based on an option valuation model as of the date of the grant. The options were granted in an amount such that the value of the award, when combined with direct compensation and, for participants in the Performance Restricted Stock Plan, the potential award that executive might receive under the Performance Restricted Stock Plan, would provide competitive total compensation relative to comparable positions at other companies. The value of the options granted to the Named Executive Officers in June 1995 were, on average, 31% of the direct compensation for the Named Executive Officers for the fiscal year ended January 28, 1996.

     PERFORMANCE BASED COMPENSATION. Within 90 days after the commencement of each fiscal year, the Compensation Committee is required to determine the senior executives of the Company and its subsidiaries who will be participants in the Performance Restricted Stock Plan with respect to such fiscal year, the Corporate EBIT Goal and the Corporate Executive Goal or the Divisional Goal to which such participant will be subject with respect to such fiscal year. If the Corporate EBIT Goal is attained with respect to a fiscal year, each participant who is employed by the Company or a subsidiary on the last day of such fiscal year will be entitled to an award (an 'Award'). In addition, where the Corporate EBIT Goal is attained with respect to a fiscal year, each participant is entitled to receive an additional Award based on achieving the Corporate Executive Goal or his or her Divisional Goal, as the case may be.

     Awards under the Performance Restricted Stock Plan are made in shares of Common Stock. Each participant who receives shares of Common Stock will have such shares issued pursuant to a restricted stock agreement. Each restricted stock agreement provides, with certain exceptions, that if such participant leaves the employ of the Company and its subsidiaries prior to the last day of the third fiscal year following the fiscal year with respect to which the shares subject thereto ('Restricted Shares') were issued, he or she will forfeit such Restricted Shares, and will be required to retransfer such Restricted Shares to the Company without any consideration.

     The Corporate EBIT Goal determined by the Compensation Committee for the fiscal year ended on January 28, 1996 was not achieved. Accordingly, no shares of Common Stock were issued under the Performance Restricted Stock Plan with respect to that fiscal year.

     STOCK OWNERSHIP. To ensure that management's interests remain aligned with stockholders' interests, the Company encourages key executives to retain shares acquired pursuant to the exercise of stock options. In addition, employees of the Company acquire Common Stock of the Company through the Company's Associates Investment Plans. The fact that the majority of the Company's executive officers have chosen to invest a large portion of the discretionary portion of their Associates Investment Plan funds in Common Stock of the Company evidences their deep commitment to and belief in the future success of the Company.


                             Compensation Committee

                Edward H. Cohen              Ellis E. Meredith
                Bruce Maggin                 Steven L. Osterweis

                               PERFORMANCE GRAPH

     The following performance graph is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative return of the S&P 500 Composite Index, and a line of business index comprised of the S&P 500 Retail Store Composite Index, the S&P 500 Textile (Apparel Manufacturers) Index and the S&P 500 Shoes Index for the five fiscal years ended January 28, 1996. The figures represented in the performance graph assume the reinvestment of dividends.


                        COMPARISON OF 5 YEAR CUMULATIVE
                                  TOTAL RETURN


                                 [LINE GRAPH]


                                               LINES OF
                              PVH     S&P 500  BUSINESS
                         1/91  100.00  100.00  100.00
                         1/92  228.05  122.65  145.51
                         1/93  318.79  135.61  163.52
                         1/94  390.69  152.99  138.77
                         1/95  175.07  153.83  138.95
                         1/96  118.00  213.15  160.19


- ---------------

Note: Line of Business Index is composed of a blended weighting of the S&P 500 Retail Store Composite Index (50%), the S&P 500 Textile (Apparel Manufacturers) Index (33%) and the S&P 500 Shoes Index (17%) to correspond generally to the Company's relative sales attributable to its retail, wholesale apparel and wholesale footwear operations.


VALUE OF $100.00 INVESTED AFTER FIVE YEARS:

     Phillips-Van Heusen Corporation Common Stock         $118.00
     S&P 500 Composite Index                               213.15
     Line of Business Index                                160.19

             APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE
                 OF INCORPORATION TO ESTABLISH ANNUAL TERMS FOR
                       MEMBERS OF THE BOARD OF DIRECTORS

     The Company's Certificate of Incorporation currently provides for the classification of the Board of Directors into three classes. Under such classification, at each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting are elected for three-year terms.


     On April 16, 1996, the Board of Directors of the Company approved the amendment of the Company's Certificate of Incorporation, subject to the approval thereof by the stockholders, to eliminate the staggered three-year terms for members of the Board of Directors and, instead, to provide for all of the members of the Board of Directors to serve one-year terms until each succeeding annual meeting of the Company's stockholders. The full text of the provision in the Company's Certificate of Incorporation which provides for the classification of directors and the full text of the amendment which provides for the annual election of the entire Board are set forth in Appendix A hereto.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION WHICH WILL ESTABLISH ONE-YEAR TERMS FOR THE MEMBERS OF THE BOARD OF DIRECTORS.

     The classification of the Board of Directors was considered desirable in order to permit the Board to plan for a reasonable period into the future without the possibility of extreme changes in the composition of the Board and the policies of the Company on a yearly basis. In addition, it was believed that the classification of directors was the best way to ensure that a majority of the directors had prior experience on the Board.

     The Board now believes that the annual election of the entire Board is not inconsistent with either the maintenance of continuity in management policies or the retention of directors who have had prior experience on the Board, since all or a majority of the Board could be reelected at successive annual meetings. In addition, the Board believes that it is now generally considered better corporate governance practice for all of the members of the Board of Directors to stand for election each year, if nominated. The annual election of the entire Board will reaffirm that the members of the Board are properly serving the interests of the Company and its stockholders.

     Pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of 80% of the outstanding Common Stock would be required to amend the Company's Certificate of Incorporation to effect the proposed amendment.

     PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                             SELECTION OF AUDITORS

     The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP, independent auditors, as auditors for the fiscal year ending February 2, 1997. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of auditors for the fiscal year ending February 1, 1998, since it would be impracticable to replace the Company's auditors so late into the Company's current fiscal year. The auditing and tax fee paid to Ernst & Young LLP for the fiscal year ended January 29, 1995 was $1,307,400. The audit and tax work for the fiscal year ended January 28, 1996 is not yet completed, but it is estimated that the fee will be lower as additional tax services provided in the fiscal year ended January 29, 1995 were not required in the fiscal year ended January 28, 1996.

     It is expected that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE AUDITORS. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE AUDITORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                                 MISCELLANEOUS

     Any proposal of an eligible stockholder intended to be presented at the next Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 31, 1996.

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, Georgeson & Company, which is retained by the Company on a continuing basis at an annual fee not to exceed $6,000, will aid in the solicitation of proxies for the meeting.

     Copies of the 1995 Annual Report to Stockholders are being mailed to the stockholders simultaneously with this Proxy Statement. If you want to save the Company the cost of mailing more than one Annual Report to the same address, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select will be discontinued.

     THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JANUARY 28, 1996 UPON WRITTEN REQUEST TO:

     The Secretary
     Phillips-Van Heusen Corporation
     1290 Avenue of the Americas
     New York, New York 10104


                                          By order of the Board of Directors,




                                          PAMELA N. HOOTKIN
                                          Secretary

New York, New York
April 29, 1996

                                                                      APPENDIX A

     Set forth below is the present text of Article FIFTH of the Company's Certificate of Incorporation:

          'FIFTH: A. The Board of Directors shall consist of not less than 9 nor more than 21 members as determined from time to time by the Board of Directors.

          B. The Board of Directors shall be divided into three classes; the term of office of those of the first class to expire at the annual meeting of the stockholders next ensuing; of the second class at the annual meeting of the stockholders one year thereafter; of the third class at the annual meeting of the stockholders two years thereafter; and at each annual meeting of the stockholders, directors shall be chosen for a full term of three years to succeed those whose terms expire.

          C. The affirmative vote of not less than 80% of the outstanding stock of the Corporation entitled to vote thereon shall be required to authorize any amendment to the Certificate of Incorporation of the Corporation which shall alter, amend, change or repeal any of the provisions of part B of this Article FIFTH.'

     If the proposal to amend the Company's Certificate of Incorporation is approved, the present Article FIFTH will be replaced by a new Article FIFTH of the Company's Certificate of Incorporation which will read as follows:

          'FIFTH: The Board of Directors shall consist of not less than 9 nor more than 21 members as determined from time to time by the Board of Directors.'

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                        PHILLIPS-VAN HEUSEN CORPORATION

                          1290 Avenue of the Americas
                         New York, New York 10104-0101

     BRUCE J. KLATSKY and IRWIN W. WINTER, or either of them, with power of substitution, are hereby authorized to represent the undersigned and to vote all shares of the Common Stock of PHILLIPS-VAN HEUSEN CORPORATION held by the undersigned at the Annual Meeting of Stockholders to be held in New York, New York, on June 18, 1996, and any adjournments thereof, on the matters printed on the reverse side.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no directions are given, this Proxy will be voted:

     o  FOR the amendment to the Company's Certificate of Incorporation;

     o  FOR the election of all of the nominees for director; and

     o  FOR the appointment of auditors.

                   (Continued, and to be dated and signed on the other side.)

                   PHILLIPS-VAN HEUSEN CORPORATION
                   P.O. BOX 11287
                   NEW YORK, N.Y. 10203-0287

The Board recommends a vote FOR proposals 1, 2A, 2B and 3 below:

1.   Amendment to the Company's Certificate of Incorporation.

     FOR            AGAINST            ABSTAIN
     /x/              /x/                /x/

2A. If proposal 1. above is approved, election of the nominees for director listed below.

     FOR all nominees     WITHHOLD AUTHORITY to vote           EXCEPTIONS*
     listed below  /x/    for all nominees listed below /x/                /x/

     Nominees: Edward H. Cohen, Estelle Ellis, Joseph B. Fuller, Bruce J. Klatsky, Marie Elena Lagomasino, Harry N.S. Lee, Bruce Maggin, Ellis E. Meredith, Steven L. Osterweis, William S. Scolnick, Peter J. Solomon, Irwin
     W. Winter
     (Instruction: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below:)

     *Exceptions ______________________________________________________________

2B. If proposal 1. above is not approved, election of the nominees for director listed below:

     FOR all nominees     WITHHOLD AUTHORITY to vote           EXCEPTIONS*
     listed below  /x/    for all nominees listed below /x/                /x/

     Nominees: Joseph B. Fuller, Bruce J. Klatsky, Bruce Maggin, Steven L. Osterweis
     (Instruction: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below:)

     *Exceptions ______________________________________________________________

3.   Appointment of Auditors.

     FOR      AGAINST       ABSTAIN
     /x/        /x/           /x/

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     FOR      AGAINST       ABSTAIN
     /x/        /x/           /x/

NOTE: The signature should agree with the name on your stock certificate. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated: ___________________________________________________________, 1996

________________________________________________________________________
                             Signature

________________________________________________________________________
                     Signature, if held jointly

To vote, fill in (X) with black or blue ink only.        /x/